Exhibit 10.1

October 25, 2016

Simon Biddiscombe

Re:  Amendment to Employment Offer Letter and Severance Benefit Plan Participation Notice between MobileIron, Inc. and Simon Biddiscombe, dated October 25, 2016

Dear Simon,

This letter serves to confirm that:

1.

Section 6(c) (Commuting Expenses) of your offer letter dated April 30, 2015 (the “Offer Letter”) shall be and hereby is amended to include the following sentence at the end of the section:  “MobileIron will cover taxes associated with commute travel and lodging.”

2.

The definition of “Constructive Termination” for the purpose of your Severance Benefit Plan Participation Notice dated May 10, 2016, as amended (the “Participation Notice”) shall be and hereby is amended to include the following additional subsection (iv) as an additional event or action that will constitute grounds for a “Constructive Termination” (subject to the other provisions of the definition of “Constructive Termination”):

“(iv)   a material reduction of Participant’s duties, authority or responsibilities relative to Participant’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided that such a “reduction” will not be deemed to occur if Participant’s duties, title, authority, and responsibilities with respect to the successor subsidiary or division of the parent entity following a Change in Control are substantially similar to Participant’s duties, title, authority and responsibilities with respect to the business of the Company immediately prior to the Change in Control.”

As amended hereby, the Offer Letter and Participation Notice shall continue with full force and effect.

Sincerely,

/s/ Laurel Finch

Laurel Finch

VP, General Counsel

ACKNOWLEDGED AND AGREED:

/s/ Simon Biddiscombe

Simon Biddiscombe